Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in: (i) Registration Statement No. 333-45260 of Airspan Networks, Inc. (the “Company”) on Form S-8; (ii) Registration Statement No. 333-45262 of the Company on Form S-8; (iii) Registration Statement No. 333-62032 of the Company on Form S-8; (iv) Registration Statement No. 333-62024 of the Company on Form S-8, of our report dated December 6, 2002, with respect to the financial statements of Airspan Networks (Israel) Ltd. (formerly: Marconi Communications Israel Ltd.) as of March 31, 2002 included in the Form 8-KA of the Company dated December 18, 2002.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu
Tel Aviv, Israel
December 18, 2002